Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Genprex, Inc.
Austin, Texas

We hereby consent to the incorporation by reference in the Registration Statements on S‐3 File nos. 333-239134 and 333-271386 and Form S‐8 File nos. 333-237543, 333-266896, 333-269865, 333-278758 and 333-284492 of Genprex, Inc. (the “Company”) as of our report dated March 31, 2025 (which includes an explanatory paragraph relating to Genprex, Inc.’s ability to continue as a going concern), relating to the financial statements as of and for the years ended December 31, 2024 and 2023, which appear in this Form 10-K.

/s/ WithumSmith+Brown, PC

East Brunswick, New Jersey

March 31, 2025